Tecogen Completes Sale of Certain Power Purchase Agreements and Related Assets for $7 Million Dollars

WALTHAM, MA, March 7, 2019 – Tecogen Inc. (NASDAQ: TGEN), a clean energy company providing ultra-efficient, clean, natural gas-powered on-site power, heating and cooling equipment, is pleased to announce that it has completed the sale of a portion of the assets acquired by Tecogen in May 2017 when it acquired American DG Energy Inc. The assets involve eight projects and include various models of Tecogen cogeneration units, Tecochill water chillers, and conventional air-conditioning systems. The assets were sold for an aggregate purchase price of $7 million to a company managed by the New York office of Sustainable Development Capital (“SDCL”), an investment firm with a proven track record of investment in energy efficiency and decentralized generation projects in the UK, Continental Europe, North America and Asia.
SDCL also contracted with Tecogen to maintain the equipment and perform invoicing for the energy supplied by the equipment to the host sites for the duration of the power purchase agreements. These agreements include performance incentives split evenly by both parties for energy savings collections exceeding the minimum collection guarantees in the agreements. Tecogen will also be responsible for managing customer relationships with the host sites as well as providing billing and asset management services.
“For the past several years we have put a great deal of effort in bringing these and other sites in our ADGE portfolio to a high level of performance,” said Benjamin Locke, Tecogen CEO. “We were very gratified that this hard work established our on-site utility projects as valuable long-term investment instruments which we can monetize while retaining the service contracts.”
David Maxwell, Managing Director of SDCL in New York, said “We are very excited to have invested in Tecogen’s cogeneration portfolio. Tecogen has demonstrated an innovative approach to building and operating carbon efficient energy savings projects in and around the North East of the United States and we are looking forward to an ongoing strategic relationship with the firm”.
Tecogen will use the cash generated by the sale to eliminate debt, support growth in strategic product areas, and strengthen the balance sheet.
About Tecogen
Tecogen Inc. designs, manufactures, sells, installs, and maintains high efficiency, ultra-clean, cogeneration products including natural gas engine-driven combined heat and power, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational and industrial use. The company is known for cost efficient, environmentally friendly and reliable products for energy production that, through patented technology, nearly eliminate criteria pollutants and significantly reduce a customer’s carbon footprint.

Tecogen Inc.

45 First Avenue, Waltham, MA 02451 • ph: 781-466-6400 • fax: 781-466-6466 • www.tecogen.com

In business for over 35 years, Tecogen has shipped more than 3,000 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com or contact us for a free Site Assessment.

Tecogen, InVerde e+, Ilios, Tecochill, Tecopower, and Ultera are registered or pending trademarks of Tecogen Inc.
About SDCL (http://www.sdcl-ib.com)
SDCL is a London based investment firm with a proven track record of investment in energy efficiency and decentralised generation projects in the UK, Continental Europe, North America and Asia. SDCL was founded in 2007 by Jonathan Maxwell, and since 2012, has raised over £500 million of capital commitments, including four funds exclusively focused on energy efficiency. SDCL's funds seek to invest in projects that deliver cheaper, cleaner and more reliable energy solutions directly to end users at the point of use and that generate returns based upon the energy savings achieved. This creates ongoing operational cost savings and carbon emission reductions as well as improvements to productivity and asset values. Headquartered in London, SDCL is authorised and regulated in the United Kingdom by the Financial Conduct Authority.

Forward Looking Statements
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Tecogen Media & Investor Relations Contact Information:
Benjamin Locke, CEO P: (781) 466-6402
E: Benjamin.Locke@Tecogen.com

SDCL Contact Information:
David Maxwell, SDCL P: (917) 842-3351
E: david.maxwell@sdcl-ib.com